Exhibit 99.1

Marinus Pharmaceuticals Announces FDA Acceptance for Filing and Priority Review of New Drug Application for Ganaxolone in CDKL5 Deficiency Disorder

Six-month priority review granted with PDUFA target action date set for March 20, 2022

FDA indicated that it is not currently planning to hold an advisory committee meeting for the application

NDA filing acceptance enables opportunity to draw $30 million of additional cash under company’s credit financing agreement with Oaktree Capital Management, L.P.

RADNOR, Pa. – September 20, 2021-- Marinus Pharmaceuticals, Inc. (Nasdaq: MRNS), a pharmaceutical company dedicated to the development of innovative therapeutics to treat seizure disorders, today announced that the U.S. Food and Drug Administration (FDA) accepted for filing the company’s New Drug Application (NDA) for the use of ganaxolone in the treatment of seizures associated with CDKL5 deficiency disorder (CDD), a rare, genetic epilepsy. The NDA was granted Priority Review designation and the FDA assigned a Prescription Drug User Fee Act (PDUFA) action date of March 20, 2022. Priority Review designation is given to an investigational medicine that, if approved, would be a significant improvement in the safety or effectiveness of the treatment of a serious condition and accelerates the timing of the FDA review of the application compared to a standard review.

“The FDA’s acceptance of our NDA submission is an important step toward potentially bringing the first approved therapy specifically for treatment of seizures associated with CDD—a devastating disorder with high unmet medical need—to families and healthcare providers,” said Scott Braunstein, M.D., Chief Executive Officer of Marinus. “We believe that ganaxolone has the potential to provide meaningful clinical benefit for patients and we look forward to working closely with the FDA during the review process.”

Ganaxolone received orphan drug designation and Rare Pediatric Disease (RPD) designation for CDD in June 2017 and July 2020, respectively. If the NDA is approved, Marinus is eligible to receive a RPD Priority Review Voucher that may be sold or transferred.

In its acceptance letter, the FDA indicated that it is not currently planning to hold an advisory committee meeting to discuss the application.

The acceptance of the NDA for filing enables the company to draw $30 million of additional cash under its May 11, 2021 credit financing agreement with Oaktree Capital Management, L.P., subject to the satisfaction of certain customary conditions described in the credit agreement. If the NDA is approved by December 31, 2022, the company may draw an additional $30 million under the agreement, subject to the satisfaction of certain customary conditions described in the credit agreement.

The NDA is supported by data from the Marigold study, a Phase 3, double-blind placebo-controlled trial in 101 patients. Patients treated with ganaxolone showed a 30.7% median reduction in 28-day major motor seizure frequency, compared to a 6.9% reduction for those receiving placebo, achieving the trial’s primary endpoint (p=0.0036). Patients in the open-label extension study treated with ganaxolone for at least 12 months (n=48) experienced a median 49.6% reduction in major motor seizure frequency. In the Marigold trial, ganaxolone was generally well-tolerated and showed a safety profile consistent with previous clinical trials, with the most frequent adverse event being somnolence.

Marinus has established an Expanded Access Program (EAP) (NCT04678479) for patients in the U.S. who may be eligible to receive access to ganaxolone during the review of the NDA. Additional information about Marinus’ EAP is available here.

About CDKL5 Deficiency Disorder

CDKL5 deficiency disorder (CDD) is a serious and rare genetic disorder that is caused by a mutation of the cyclin-dependent kinase-like 5 (CDKL5) gene, located on the X chromosome. CDD is characterized by early-onset, difficult-to-control seizures and severe neuro-developmental impairment. Currently, there are no therapies approved specifically for CDD.

About Ganaxolone
Ganaxolone, a positive allosteric modulator of GABAA receptors, is an investigational product being developed in intravenous and oral formulations intended to maximize therapeutic reach to adult and pediatric patient populations in both acute and chronic care settings. Ganaxolone exhibits anti-seizure and anti-anxiety activity via its effects on synaptic and extrasynaptic GABAA receptors. Ganaxolone has been studied in more than 1,800 pediatric and adult subjects across various indications at therapeutically relevant dose levels and treatment regimens for up to more than two years.

About Marinus Pharmaceuticals
Marinus Pharmaceuticals, Inc. is a pharmaceutical company dedicated to the development of innovative therapeutics to treat seizure disorders. Ganaxolone is a positive allosteric modulator of GABAA receptors that acts on a well-characterized target in the brain known to have anti-seizure, antidepressant and anti-anxiety effects. Ganaxolone is being developed in IV and oral dose formulations intended to maximize therapeutic reach to adult and pediatric patient populations in both acute and chronic care settings. Marinus completed the first ever Phase 3 pivotal trial in children with CDKL5 deficiency disorder last year, is planning to conduct a Phase 3 trial in tuberous sclerosis complex, and a Phase 3 trial in refractory status epilepticus is ongoing. For more information visit www.marinuspharma.com.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Marinus, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may”, “will”, “expect”, “anticipate”, “estimate”, “intend”, “believe”, and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, statements regarding the PDUFA target action date set for March 20, 2022; the FDA’s indication that an Advisory Committee is not currently being planned for the CDKL5 NDA; our ability to draw $30 million of additional cash under the credit financing agreement with Oaktree Capital Management, L.P; our expected clinical development plans, enrollment in our clinical trials, trial design, and regulatory communications and submissions for ganaxolone, and the timing thereof; our expectations and beliefs regarding the FDA with respect to our product candidates; and the potential safety and efficacy of ganaxolone, as well as its therapeutic potential in a number of indications.

Forward-looking statements in this press release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the risk that the timing of the FDA’s review of the NDA will be delayed or that the PDUFA date for the NDA review will be revised; the risk that the FDA later determines that it will hold an Advisory Committee meeting for the NDA; the potential that the FDA may not grant or may delay approval for our product candidate; uncertainties regarding interactions with FDA, including reviews and inspections, the timing related thereto and the outcome thereof; the risk that we may not be able to draw on the $30 million of additional cash under the credit financing agreement due as a result of the conditions not being met; uncertainties and delays relating to the design, enrollment, completion, and results of clinical trials; unanticipated costs and expenses; early clinical trials may not be indicative of the results in later clinical trials; clinical trial results may not support regulatory approval or further development in a specified indication or at all; actions or advice of regulatory agencies may affect the design, initiation, timing, continuation and/or progress of clinical trials or result in the need for additional clinical trials; our ability to obtain and maintain regulatory approval for our product candidate; our ability to obtain, maintain, protect and defend intellectual property for our product candidates; the potential negative impact of third party patents on our or our collaborators’ ability to commercialize ganaxolone; delays, interruptions or failures in the manufacture and supply of our product candidate; the size and growth potential of the markets for our product candidates, and our ability to service those markets; our cash and cash equivalents may not be sufficient to support our operating plan for as long as anticipated; our expectations, projections and estimates regarding expenses, future revenue, capital requirements, and the availability of and the need for additional financing; our ability to obtain additional funding to support our clinical development programs; our ability to develop sales and marketing capabilities, whether alone or with potential future collaborators; the rate and degree of market acceptance of our product candidates; the effect of the COVID-19 pandemic on our business, the medical community, regulators and the global economy; and the availability or potential availability of alternative products or treatments for conditions targeted by us that could affect the availability or commercial potential of our product candidate. This list is not exhaustive and these and other risks are described in our periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Company Contact

Sasha Damouni Ellis

Vice President, Corporate Affairs & Investor Relations

Marinus Pharmaceuticals, Inc.

484-253-6792

sdamouni@marinuspharma.com